Exhibit 10.20

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

NON-EXCLUSIVE LICENSE AGREEMENT

THIS NON-EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into as of November 4, 2010 (the “Effective Date”), by and between CELLADON CORPORATION, a California corporation (“Celladon”), having offices at 2223 Avenida de la Playa, Suite 205, La Jolla, California 92037, and VIROVEK INCORPORATION, a California corporation (“Virovek”), having offices at 3521 Investment Boulevard, Suite 1, Hayward, CA 94545.

WHEREAS, Virovek has developed and owns certain intellectual property, including the Patent Rights and Trade Secrets; and

WHEREAS, Celladon wishes to obtain, and Virovek is willing to grant, a non-exclusive, worldwide license under the Patent Rights and Trade Secrets to develop a Celladon In Vitro Screening Reagent (as defined below) to be commercialized as part of an in vitro neutralizing antibody assay (“NAb Assay”) for use with Celladon Product (as defined below), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto hereby agree as follows:

1. DEFINITIONS

1.1 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include any company more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, more than 50% of the voting stock of a party.

1.2 “Celladon In Vitro Screening Reagent” shall mean an AAV1/GFP vector reagent, the manufacture, use, sale, offer for sale or import of which, (a) in the absence of a license under the Patent Rights, would infringe at least one Valid Claim of the Patent Rights and/or (b) uses or otherwise incorporates the Trade Secrets.

1.3 “Celladon Product” shall mean an adeno-associated virus with a SERCA2a transgene (AAV1/SERCA2a) enzyme replacement therapy, including, without limitation, Celladon’s proprietary MYDICAR® product.

1.4 “Confidential Information” shall have the meaning provided in Section 5.1.

1.5 “Field” shall mean the performance of Tests to determine the suitability of patients for treatment with Celladon Product.

1.6 “First Commercial Sale” shall mean the first sale of Services to a Third Party in the Field by Celladon or its sublicensees.

1.7 “NAb Assay” shall have the meaning set forth in the recitals.

1.8 “Patent Rights” shall mean:

(a) the patents and patent applications listed on Exhibit A attached hereto and any patents or patent applications filed or granted in the future, that are owned by or licensed to Virovek and which cover the composition, manufacture or use of an AAVI/GFP vector reagent using Virovek’s proprietary AAV baculovirus technology;

(b) any and all divisionals, continuations and continuations-in-part of the patents and patent applications referenced in the preceding subsection (a);

(c) the foreign patent applications associated with the patent applications referenced in the preceding subsections (a) and (b);

(d) the patents issued or issuing from the patent applications referenced in the preceding subsections (a) through (c); and

(e) reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application referenced in the preceding subsections (a) through (d).

1.9 “Royalty Term” shall have the meaning provided in Section 3.3.

1.10 “Services” shall mean the performance of Tests.

1.11 “Service Revenues” shall mean all up front, annual, milestone, royalty and other payments received by Celladon based upon and as a result of the commercial sale of Services by Celladon, its Affiliates and its and their respective sublicensees to Third Parties.

1.12 “Test” shall mean an in vitro test (including, without limitation, an NAb Assay) that incorporates or otherwise uses Celladon In Vitro Screening Reagent.

1.13 “Third Party” shall mean any entity other than Celladon or Virovek or an Affiliate of Celladon or Virovek.

1.14 “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Patent Rights, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.15 “Virovek Recombinant Baculoviruses” shall mean the recombinant baculoviruses owned or controlled by Virovek that may be used to manufacture AAV1/GFP vector reagents.

1.16 “Trade Secrets” shall mean the proprietary and/or confidential compositions, articles, and methods including manufacturing expertise and know-how in possession of Virovek related to the production and/or use of the Virovek Recombinant Baculoviruses but not explicitly described in the Patent Rights.

2. GRANT OF LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement, Virovek hereby grants to Celladon a non-exclusive, royalty-bearing, worldwide license and sublicense, including the right to grant sublicenses through multiple tiers of sublicense, under the Patent Rights and Trade Secrets to make, have made, use, sell, have sold, offer for sale and import Celladon In Vitro Screening Reagents for use in the Field.

2.2 Sublicensing. Celladon may grant sublicenses under this Agreement only pursuant to a written sublicense agreement containing terms and conditions consistent with the terms and conditions of this Agreement.

2.3 No Implied Licenses. No license, option or other right under any intellectual property rights of either party is granted or shall be granted by implication. All such licenses, options or other rights are or shall be granted only as expressly provided in the terms of this Agreement.

2.4 Manufacturing Transfer and Trade Secrets. Promptly following the Effective Date, Virovek shall use commercially reasonable efforts to facilitate and assist in the transfer of the Virovek Recombinant Baculoviruses to Third Party contract organization(s) designated by Celladon. In connection with such transfer, Virovek shall also share and deliver the Trade Secrets, including its manufacturing expertise and know-how, to Celladon and such Third Party contractor(s) to enable such Third Party contractor(s) to manufacture and test AAV1/GFP vector reagents, starting materials, and in-process components. If Celladon determines that on-site expertise is required to enable the Third Party contractor(s) to manufacture the AAV1/GFP vector reagents, Celladon may request that a Virovek expert travel to Celladon’s or such Third Party contractor’s site to provide assistance and know-how regarding the manufacture of AAV1/GFP vector reagents. Upon such request, Virovek shall use commercially reasonable efforts to make such expert available to Celladon as requested. In such event, Celladon shall be responsible to pay for the reasonable and documented travel expenses of such expert in providing on-site services, including flights, lodging and meals. In addition, Celladon shall compensate Virovek at the rate of $[...***...] per hour (for a maximum of eight hours per day) for the performance of the requested services; provided that Celladon shall pay only 50% of such hourly fee for the travel time to and from Celladon’s or such Third Party contractor’s site. Celladon shall be responsible: (a) to ensure that each such Third Party contractor is bound by confidentiality obligations with respect to the Trade Secrets at least as stringent as those contained herein; and (b) for any breach of this Agreement by any of such Third Party contractors.

***Confidential Treatment Requested

2.5 Diligence. Celladon shall use commercially reasonable efforts, either itself or through its Affiliates or sublicensees, to develop and commercialize Tests in the Field.

2.6 Regulatory Filings and Matters. Celladon shall be solely responsible for making all regulatory filings and seeking all regulatory approvals that Celladon determines in its sole discretion to be necessary or appropriate in connection with the development and commercialization of Tests.

3. PAYMENT OBLIGATIONS

3.1 License Fee. Celladon shall pay to Virovek a non-refundable license fee of US$15,000 (the “License Fee”) on the Effective Date.

3.2 Maintenance Fees. Celladon shall pay to Virovek an annual non-refundable maintenance fee of US$20,000 (the “Annual Maintenance Fees”) on each anniversary of the Effective Date during the term of this Agreement; provided that all Annual Maintenance Fees paid by Celladon shall be fully creditable toward royalties due under Section 3.3 below. For the avoidance of doubt, by crediting the Annual Maintenance Fees toward royalties, Celladon shall be obligated to pay Virovek royalties as provided in Section3.3 only to the extent such royalties during the calendar year in which the royalties were earned exceed the Annual Maintenance Fee.

3.3 Royalties. Subject to Sections 3.2 and 3.4, during the Royalty Term Celladon shall pay to Virovek [...***...] % of Service Revenues; provided that if, during the Royalty Term, the manufacture, use, sale, offer for sale or import of AAV1/GFP vector reagent used in the Tests is no longer covered by at least one Valid Claim of the Patent Rights or by at least one claim of a pending patent application included within the Patent Rights, the royalties payable under this Section 3.3 shall be reduced to [...***...] % of Service Revenues. Royalties under this Section 3.3 shall be paid, on a Test-by-Test and country-by-country basis: (a) in the case of any Services using a Test covered by a Valid Claim of the Patent Rights in any country, the period of time from First Commercial Sale of Services using a Test in a country until the expiration of the last-to-expire Valid Claim of the Patent Rights claiming the manufacture, use, sale, offer for sale or import of Celladon In Vitro Screening Reagent used in such Test in such country; and (b) in the case of any Services using a Test covered solely by Trade Secrets in any country, the period of time commencing on the First Commercial Sale in such country and ending 10 years from the date of First Commercial Sale in such country (the “Royalty Term”).

3.4 Third Party Licenses. In the event that Celladon or its Affiliates or sublicensees are required to obtain one or more licenses under patents of Third Parties that, in the absence of such license(s), would be infringed by the manufacture, use, sale, offer for sale or import of a Test, the percentage royalty payment due to Virovek under Section 3.3 shall be reduced by 50%.

4. PAYMENTS; RECORDS; AUDITS

4.1 Payment; Reports. Royalty payments and reports of Service Revenues shall be calculated and reported for each calendar quarter. All royalty payments due to Virovek under this Agreement shall be paid within 60 days of the end of each calendar quarter. Each payment

***Confidential Treatment Requested

of royalties shall be accompanied by a report of Service Revenues in sufficient detail to permit confirmation of the accuracy of the royalty payments made, including, without limitation, the identity of the sublicensees selling the Services, the gross sales and net sales of the Services, the royalties payable and the method used to calculate the royalty.

4.2 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. With respect to each quarter, for countries other than the United States, whenever conversion of royalty payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of such quarter. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by Virovek, unless otherwise specified in writing by Virovek.

4.3 Taxes. Virovek will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Celladon, Celladon will (a) deduct such taxes from the payment made to Virovek, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Virovek and certify its receipt by the taxing authority within 30 days following such payment.

4.4 Records and Audits. Celladon shall keep for a period covering at least the preceding two years complete and accurate records pertaining to receipt of Service Revenues in sufficient detail to permit Virovek to confirm the accuracy of the royalty payments made hereunder. Virovek shall have the right to cause an independent, certified public accountant reasonably acceptable to Celladon to audit such records for a period covering not more than the preceding two years for the purpose of verifying any amounts payable under this Agreement. Such audits may be exercised during normal business hours upon reasonable prior written notice to Celladon. Prompt adjustments shall be made by the parties to reflect the results of such audit. Virovek shall bear the full cost of such audit, unless such audit discloses a variance of more than 10% from the amounts actually due, in which case Celladon shall bear the full cost of such audit.

5. CONFIDENTIALITY

5.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the term of this Agreement and for five years thereafter, each party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any information furnished to it by the other party pursuant to this Agreement (collectively, “Confidential Information”). Each party may use Confidential Information of the other party only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the other party’s Confidential Information, which standard of care shall be not less than reasonable care. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

5.2 Exceptions. Confidential Information of a party (the “disclosing party”) shall not include any information which the other party (the “receiving party”) can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party in breach of this Agreement, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its previously-existing written records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party.

5.3 Authorized Disclosure. The receiving party may disclose Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or complying with applicable governmental regulations, provided that if the receiving party is required to make any such disclosure of the Confidential Information, it will to the extent practicable give reasonable advance notice to the disclosing party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will cooperate with the disclosing party’s efforts to secure confidential treatment of such information required to be disclosed at the request and expense of the disclosing party.

6. PATENT RIGHTS

6.1 Filing, Prosecution and Maintenance of the Patent Rights. Virovek shall have the sole right to file, prosecute and maintain the Patent Rights, at Virovek’s sole expense. During the term of this Agreement, Virovek shall take all commercially reasonable actions necessary to file, defend, prosecute and maintain the Patent Rights. In the event that Virovek desires to abandon, or to cease the diligent prosecution, maintenance and/or defense of, any Patent Right, Virovek shall provide reasonable prior written notice to Celladon of such intention to abandon or cease diligent prosecution, maintenance and/or defense (which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that may be taken with respect to such Patent Right with the U.S. Patent & Trademark Office or any foreign patent office), and, at Celladon’s request, Virovek shall consider in good faith permitting Celladon, at its expense, to prosecute, maintain and defend such Patent Right, such permission not to be unreasonably withheld.

6.2 Infringement By Third Parties.Virovek and Celladon shall promptly notify the other in writing upon becoming aware of any alleged or threatened infringement of any of the Patent Rights, where the infringing activity is competitive with the Services. Virovek shall have the first right to bring and control any action or proceeding with respect to any such infringement at its own expense and by counsel of its own choice. If Virovek fails to bring any such action or proceeding within (a) 120 days following the notice of alleged infringement or (b) 30 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, or elects not to bring such action or proceeding, then Celladon shall have the right to bring and control any such action at its own expense and by counsel of its own choice. In the event a party brings an infringement action in accordance with this Section 6.2, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Virovek and Celladon, shall be retained by the party that brought and controlled such litigation for purposes of this Agreement.

7. REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties. Each party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it or its Affiliates is a party or by which it or its Affiliates may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it or its Affiliates.

7.2 Virovek Representations and Warranties. Virovek hereby represents and warrants to Celladon that:

(a) Virovek has the full legal power, authority and right to grant the license under the Patent Rights and Trade Secrets that it purports to grant hereunder, to transfer the Virovek Recombinant Baculoviruses and Trade Secrets to Celladon, to authorize the further transfer of the Virovek Recombinant Baculoviruses and Trade Secrets by Celladon to Affiliates and sublicensees, and to perform its other obligations under this Agreement;

(b) neither the transfer of the Virovek Recombinant Baculoviruses and Trade Secrets to Celladon, nor the further transfer of the Virovek Recombinant Baculoviruses and Trade Secrets by Celladon to Affiliates and sublicensees, conflicts with or would result in the breach or violation of the terms of any agreement between Virovek and any Third Party;

(c) other than the license and sublicense granted pursuant to Section 2.1, there are no licenses or other rights that are necessary for the transfer of the Virovek Recombinant Baculoviruses and Trade Secrets to Celladon, its Affiliates and its and their respective sublicensees or for the use of the Virovek Recombinant Baculoviruses and Trade Secrets to develop and manufacture Celladon In Vitro Screening Reagent for use in the Field;

(d) the use of the Virovek Recombinant Baculoviruses to develop and manufacture Celladon In Vitro Screening Reagent for use in the Field does not infringe any issued patents of any Third Party and Virovek has not received any notice, and is not aware of any threat or claim, of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to the use of the Virovek Recombinant Baculoviruses or Trade Secrets;

(e) neither Virovek nor any of its Affiliates is a party to any legal action, suit or proceeding relating to the Patent Rights, Trade Secrets or the Virovek Recombinant Baculoviruses;

(f) Virovek has not received written notice concerning the institution or possible institution of any interference, reexamination, reissue, revocation or nullification proceeding involving any Patent Rights;

(g) to Virovek’s knowledge, the Patent Rights in existence on the Effective Date are not invalid or unenforceable, and Virovek is not aware of any patent controlled by a Third Party with claims that dominate (in whole or in part) the claims of the Patent Rights; and

(h) during the term of this Agreement, neither Virovek nor any of its Affiliates shall enter into any agreement, or take or fail to take any action, that would restrict Virovek’s legal right to grant to Celladon the rights and benefits contemplated under this Agreement.

7.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

7.4 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 5, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, EACH PARTY’S PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 7.4 shall not be construed to limit either party’s indemnification obligations under Article 9.

8. TERM; TERMINATION

8.1 Term. The term of this Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall continue until expiration of the last Royalty Term. Following the expiration of this Agreement, Celladon shall have a license on the same terms as set forth in Section 2.1, except that the license shall be fully-paid, royalty-free, irrevocable and perpetual.

8.2 Termination by Celladon. Celladon may terminate this Agreement prior to its expiration at any time, for any reason or for no reason, upon 60 days’ prior written notice to Virovek.

8.3 Termination for Breach. Each party shall have the right to terminate this Agreement upon 90 days’ prior written notice to the other upon or after the material breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the 90-day period following written notice of termination by the non-breaching party.

8.4 Effect of Termination.

(a) Upon termination of this Agreement:

(i) for breach by Virovek, the license granted under Section 2.1 shall be converted to a non-exclusive, fully-paid, perpetual, irrevocable license and sublicense;

(ii) for any reason other than breach by Virovek, the license granted under Section 2.1 shall terminate and be of no further force or effect; and

(iii) any sublicenses granted under the license granted under Section 2.1 that are then in effect shall remain in full force and effect; provided that the sublicensee (A) is not then in material breach of its sublicense agreement and (B) agrees to be bound to Virovek as a licensor under the terms and conditions of the sublicense agreement.

(b) Within 30 days following the termination of this Agreement, each party shall return to the other party, or destroy, upon the written request of the other party, any and all Confidential Information of the other party in its possession.

(c) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 4.4, 7.3, 7.4 and 8.4 and Articles 1, 5, 6, 9, 10 and 11 shall survive any termination or expiration of this Agreement.

8.5 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Virovek are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that Celladon, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Virovek under the U.S. Bankruptcy Code, Celladon will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Virovek elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Virovek upon written request therefor by Celladon.

9. INDEMNIFICATION

9.1 Indemnification by Celladon. Celladon hereby agrees to save, defend, indemnify and hold harmless Virovek, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Virovek Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which Virovek may become subject as a result of any claim, demand, action or other proceeding (“Claim”) by any Third Party to the extent such Losses arise directly or indirectly out of (a) the gross negligence or willful misconduct of any Celladon Indemnitee (defined below), (b) the breach by Celladon of any warranty, representation, covenant or agreement made by Celladon in this Agreement, or (c) the development, manufacture, use, handling, storage, sale or other disposition of Celladon In Vitro Screening Reagent, or the performance of Services, by Celladon, its Affiliates or sublicensees; in each case except to the extent such Losses result from the gross negligence or willful misconduct of any Virovek Indemnitee or the breach by Virovek of any warranty, representation, covenant or agreement made by Virovek in this Agreement.

9.2 Indemnification by Virovek. Virovek hereby agrees to save, defend, indemnify and hold harmless Celladon, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Celladon Indemnitees”) from and against any and all Losses to which Celladon may become subject as a result of any Claim by any Third Party to the extent such Losses arise directly or indirectly out of (a) the gross negligence or willful misconduct of any Virovek Indemnitee, or (b) the breach by Virovek of any warranty, representation, covenant or agreement made by Virovek in this Agreement, in each case except to the extent such Losses result from the gross negligence or willful misconduct of any Celladon Indemnitee or the breach by Celladon of any warranty, representation, covenant or agreement made by Celladon in this Agreement.

9.3 Control of Defense. In the event a party seeks indemnification under Section 9.1 or 9.2, it shall inform the other party (the “Indemnifying Party”) of a Claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

10. DISPUTE RESOLUTION

10.1 Dispute Resolution. Any dispute arising under or relating to the parties rights and obligations under this Agreement will be referred to the Chief Executive Officers of Celladon and Virovek for resolution. In the event such officers are unable to resolve such dispute within 30 days or such dispute being referred to them, then, upon the written request of either party to the other party, the dispute shall be subject to arbitration, as provided in Section 10.2.

10.2 Arbitration.

(a) Claims. Subject to Section 10.3 below, any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement that is not resolved under Section 10.1 within the applicable 30-day time period, including, without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration before a panel of three experts with relevant industry experience (the “Arbitrators”). One Arbitrator shall be chosen by Celladon and one Arbitrator shall be chosen by Virovek within 15 days from the notice of initiation of arbitration. The third Arbitrator shall be chosen by mutual agreement of the Arbitrator chosen by Celladon and the Arbitrator chosen by Virovek within 15 days of the date that the last of such Arbitrators were appointed. The arbitration shall be administered by the American Arbitration Association (the “Administrator”) in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes. The arbitration shall be held in San Diego, California.

(b) Arbitrators’ Award. The Arbitrators shall, within 15 days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform or modify this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

(c) Costs. Each party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Arbitrators; provided, however, the Arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrators.

(d) Compliance with this Agreement. Unless the parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

10.3 Court Actions. Nothing contained in this Agreement shall deny any party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights, and no such dispute shall be subject to arbitration pursuant to Section 10.2.

11. GENERAL PROVISIONS

11.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles.

11.2 Entire Agreement; Modification. This Agreement (including the Exhibit hereto) is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

11.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

11.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

11.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

11.6 No Third Party Beneficiaries. Except as expressly set forth in Section 8.4, this Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

11.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

11.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile or electronic mail confirmed thereafter by any of the foregoing, to the party to be notified at its address given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three business days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Celladon, notices must be addressed to:

Celladon Corporation

2223 Avenida de la Playa

Suite 205

La Jolla, CA 92037

Attention: Chief Executive Officer

Facsimile: (858) 964-0974

If to Virovek, notices must be addressed to:

Virovek Incorporation

3521 Investment Blvd

Suite 1

Attention: Haifeng Chen

Facsimile: 510-887-7178

11.9 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control, including but not limited to, Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

11.10 Interpretation. The headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CELLADON CORPORATION		VIROVEK INCORPORATION

By:	/s/ Rebecque J. Laba	By:	/s/ Haifeng Chen
Name: Rebecque J. Laba		Name: Haifeng Chen
Title: V.P. Finance & Admin		Title: CEO

EXHIBIT A

PATENT RIGHTS

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***Confidential Treatment Requested